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                                                                      Exhibit 99


For Immediate Release
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Company Contact:
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Iehab J. Hawatmeh
CirTran Corporation
+(801) 963-5112
iehab@cirtran.com
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             CirTran Posts 25% Gain in Sales While Trimming Net Loss

SALT LAKE CITY, May 15, 2008 - CirTran Corporation (OTC BB: CIRC), a diversified international contract manufacturer of consumer, consumer electronics and IT products, announced its operating results for the first quarter of 2008, reporting an increase in sales and a reduction in its net loss as compared to the prior year.

CirTran reported sales of $2,860,463 for the three months ended March 31, 2008, a gain of 25 percent over sales of $2,288,293 for the same period a year ago. Despite a drop in gross profit from $1,089,945 for the first quarter of 2007 to $758,032 for the first quarter of 2008 -- a decrease that was impacted by higher costs of sales -- CirTran saw its overall quarterly net loss drop by 93 percent to $67,619, as compared with a net loss of $979,035 for the same period last year.

Contributing to the decrease in CirTran's net loss was a reduction of interest expense due to last year's sale/leaseback of its U.S. facility and the elimination of the related mortgage, a gain on the settlement of litigation, and a $548,337 increase in the gain on derivative valuation.

Iehab J. Hawatmeh, CirTran's founder, president, and CEO, said his company "was starting to see progress from its two newest business ventures - online sales associated with our affiliate, Global Marketing Alliance, LLC, and the beginning of "major inroads" into the energy drink market through our CirTran Beverage subsidiary and its partnership with Play Beverages, LLC.

"Entering these lucrative markets and providing services for promotional activities has been expensive, resulting in an increase in cost of sales to $2.1 million from $1.2 million in the first quarter of 2007," he said. "The good news is that we have begun to see the potential for a strong return on our investment as revenues from these two business units reached $1,234,446 during the first three months of 2008, as compared to $72,110 during the same period during 2007. And we anticipate that gross profit margins for CirTran Beverage will increase during 2008 as we begin distributing more of the energy drink beverages."

Mr. Hawatmeh said that CirTran also had increased revenues attributable to additional shipments of the CorEvolution(TM) exercise product, resulting in a 17% jump in sales by its CirTran-Asia subsidiary as compared with the first quarter last year. He said CirTran is currently expanding its marketing operations for retail, beverage, and consumer products, and that the company has also begun a second round of media testing preparatory to a launch of a worldwide infomercial-driven marketing program for its Real Deal Grill(TM) endorsed by former heavyweight champion Evander Holyfield.

"In addition," he said, "CirTran has begun selling products through WalMart(R), Sam's Club(R), and other world-wide retailers, and plan to renew shipments of our True Ceramic Pro(TM) flat hair iron later this year.



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About CirTran Corporation
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Founded in 1993, CirTran Corporation (OTC BB: CIRC, www.cirtran.com) has evolved from its roots as a premier international, full-service contract manufacturer. From its headquarters in Salt Lake City, where it operates along with its Racore Technology (www.racore.com) electronics manufacturing subsidiary from an ISO 9001:2000-certified facility, CirTran has grown in scope and geography. Today, CirTran's operations include: CirTran-Asia, a subsidiary with principal offices
in  ShenZhen,   China,  which  manufactures  high-volume  electronics,   fitness
equipment, and household products for the multi-billion-dollar direct response industry; CirTran Online, which offers products directly to consumers through major retail web sites, and CirTran Beverage, which has partnered with Play Beverages, LLC to introduce the Playboy Energy Drink(TM).

This press release  contains  forward-looking  statements  within the meaning of section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. With the exception of historical information contained herein, the matters discussed in this press release involve risk and uncertainties. Actual results could differ materially from those expressed in any forward-looking statement. The Company disclaims any obligation or intention to update any forward-looking statements.

All trademarks are properties of their respective owners.











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